Exhibit 10.50
HOLLYFRONTIER CORPORATION

NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(U.S.)
Pursuant to the terms and conditions of the HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “Plan”), and the associated Restricted Stock Unit Agreement (U.S.) which has been made separately available to you (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one Share (as provided in Section 8 of the Agreement), plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Shares by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hollyfrontier.com or 214.954.6530.

Grantee:	______________________
Date of Grant:	__________ __, 2020 (“Date of Grant”)
Number of Restricted Stock Units:	______________________
Vesting Schedule:
The restrictions on all of the RSUs granted pursuant to the Agreement will expire and the RSUs will vest according to the following schedule (or on the first business day thereafter if the date below falls on a weekend) (each such date, a “Regular Vesting Date”); provided, that (except as otherwise provided in Section 6 of your Agreement) you remain in the employ of the Company or its Subsidiaries continuously from the Date of Grant through such Regular Vesting Dates (as determined under the Agreement).

On Each of the Following Regular Vesting Dates	Cumulative Portion of RSUs that will become Vested
December 1, 2021	One-third
December 1, 2022	One-third
December 1, 2023	One-third

Exhibit 10.50
Except as otherwise provided in Section 6 of your Agreement, all RSUs that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its Subsidiaries for any reason or upon your breach of the covenants set forth in Section 22 of the Agreement.
The Shares you receive upon settlement will be taxable to you in an amount equal to the closing price of the Shares on the date of settlement. By receipt or acceptance of the RSUs you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, (c) a copy of the Agreement and the Plan has been made available to you and (d) you agree to comply with the terms and conditions of the Plan and the Agreement (including, but not limited to, the covenants set forth in Section 22 of the Agreement). In addition, you consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (the “Company’s Equity Plans”). This consent shall be effective for the entire time that you are a participant in a Company Equity Plan. By receiving or accepting the RSUs you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting and settlement of the RSUs.

HollyFrontier Corporation

________________________________________________
Michael C. Jennings, Chief Executive Officer and President

Appendix A

    A-1